Eli Lilly and Company Lilly Corporate Center Indianapolis, Indiana 46285 U.S.A. +1.317.276.2000 www.lilly.com
August 25, 2021

For Release:	Immediately
Refer to:	Molly McCully; mccully_molly@lilly.com; (317) 478-5423 (Media) Kevin Hern; hern_kevin_r@lilly.com; (317) 277-1838 (Investors)

Lilly Announces that Professor Carolyn Bertozzi has Resigned from its Board of Directors

INDIANAPOLIS, IN August 25, 2021 — The board of directors of Eli Lilly and Company (NYSE: LLY) announced today that Carolyn R. Bertozzi, Ph.D., has resigned from her role as an independent director of Lilly’s board. Her resignation is in connection with Lilly’s entry into a collaboration and licensing agreement with Lycia Therapeutics, Inc., of which Professor Bertozzi is an academic founder.

Professor Bertozzi has served on Lilly’s board since 2017, including as a member of the board’s Science and Technology Committee and its Ethics and Compliance Committee. She is the Anne T. and Robert M. Bass Professor of Chemistry and Professor of Chemical Systems Biology at Stanford University and an Investigator of the Howard Hughes Medical Institute. Professor Bertozzi is an elected member of the National Academy of Medicine, National Academy of Sciences, and American Academy of Arts and Sciences. She has been recognized with many honors and awards for her research accomplishments.

“On behalf of the company and the entire board, I would like to thank Carolyn for her service on the Lilly board over the last several years. Her scientific expertise and understanding of the biopharmaceutical industry have contributed greatly to Lilly’s efforts to advance our innovative pipeline and bring medicines to millions of patients with significant diseases,” said David A. Ricks, Lilly’s chairman and chief executive officer. “We will miss her insightful perspective on technical and ethical matters and look forward to seeing what additional scientific discoveries she will no doubt lead.”

About Eli Lilly and Company
Lilly is a global health care leader that unites caring with discovery to create medicines that make life better for people around the world. We were founded more than a century ago by a man committed to creating high-quality medicines that meet real needs, and today we remain true to that mission in all our work. Across the globe, Lilly employees work to discover and bring life-changing medicines to those who need them, improve the understanding and management of disease, and give back to communities through philanthropy and volunteerism. To learn more about Lilly, please visit us at www.lilly.com. C-LLY

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